Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Limited Brands, Inc. for the registration of debt or equity securities under a universal shelf registration and to the incorporation by reference therein of our reports dated March 28, 2007, with respect to the consolidated financial statements of Limited Brands, Inc. and subsidiaries, Limited Brands, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Limited Brands, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended February 3, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Columbus, Ohio

September 26, 2007